Exhibit 99.1

news

MICROS Systems, Inc.
7031 Columbia Gateway Drive
Columbia, MD USA 21046

Release Date: November 23, 2009	Contact:	Louise Casamento
Vice President of Marketing
(443) 285-8144

MICROS Systems, Inc. Announces the Retirement of Chief Financial Officer
Gary C. Kaufman Effective March 31, 2010
Cynthia A. Russo to be named as new Chief Financial Officer

Columbia, MD—November 23, 2009—MICROS Systems, Inc. (NASDAQ:MCRS), a leading provider of information technology solutions for the hospitality and retail industries, today announced that Gary C. Kaufman will be retiring on March 31, 2010, after serving almost 16 years as MICROS’ Chief Financial Officer.  A.L. Giannopoulos, Chairman, President and CEO, stated: “Gary and I have worked together now for twenty years, and his contributions to the tremendous success that MICROS has enjoyed are invaluable and highly appreciated.  We will miss him, his leadership and his wisdom.  We wish Gary and his wife Margie a very ‘happy retirement’ as they pursue their many personal interests.”

Succeeding Mr. Kaufman as Chief Financial Officer on March 31, 2010, will be Cynthia A. Russo, who currently serves as Senior Vice President and Corporate Controller.  Ms. Russo, who has held various positions in the MICROS finance department since 1996, will work closely with Mr. Kaufman over the next four months to assure a smooth and orderly transition.

About MICROS Systems, Inc.

MICROS Systems, Inc. provides enterprise applications for the hospitality and retail industries worldwide. Over 310,000 MICROS systems are currently installed in table and quick service restaurants, hotels, motels, casinos, leisure and entertainment, and retail operations in more than 130 countries, and on all seven continents. In addition, MICROS provides property management systems, central reservation and customer information solutions under the brand MICROS-Fidelio for more than 25,000 hotels worldwide, as well as point-of-sale, loss prevention, and cross-channel functionality through its MICROS-Retail division for more than 90,000 retail stores worldwide. MICROS stock is traded through NASDAQ under the symbol MCRS.

For more information on MICROS and its advanced information technology solutions for the hospitality industry, please contact Louise Casamento, Vice President of Marketing at (443) 285-8144 or (866) 287-4736. You can also visit the MICROS website at www.micros.com or send an email to info@micros.com.

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The MICROS logo is a registered trademark of MICROS Systems, Inc. All other product and brand names are the property of their respective owners.